SUB-ITEM 77I: Terms of new or amended securities.

The response to sub-item 77I with respect to the MMA Praxis Class of Shares of the Pax World Money Market Fund, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 9, as filed with the Securities and Exchange Commission on May 27, 2004 (Accession No.
0000312669-04-000059).